UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2023

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

(610) 424-4515
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Christine Archbold to Chief Accounting Officer and Principal Accounting Officer

On March 10, 2023, AdaptHealth Corp. (the “Company”) promoted Christine Archbold to Chief Accounting Officer and principal accounting officer of the Company. Prior to Ms. Archbold’s promotion, Jason Clemens, the Company’s Chief Financial Officer, served as principal accounting officer of the Company since May 16, 2022. In connection with Ms. Archbold’s promotion, Mr. Clemens will no longer serve as principal accounting officer of the Company effective March 10, 2023.

Prior to the promotion, Ms. Archbold, age 48, served as the Company’s Senior Vice President of Corporate Accounting since October 15, 2022. Ms. Archbold previously has held a variety of senior financial management positions, including Chief Accounting Officer and Corporate Controller at Clarivate from 2017 to 2022, Global Controller (from 2014 to 2017) and Director of Financial Reporting (from 2011 to 2014) at Houghton International. In these roles, Ms. Archbold had overall responsibility for the controllership, financial reporting, and systems of internal controls. Prior to joining Houghton International in 2011, Ms. Archbold was an auditor with the accounting firm of Ernst & Young. Ms. Archbold holds a B.S. in Accounting from Saint Joseph’s University.

On August 17, 2022, the Company entered into an offer letter with Ms. Archbold, that governed the terms of her employment as the Company’s Senior Vice President of Corporate Accounting effective as of her start date on October 15, 2022. In connection with her promotion to Chief Accounting Officer, the Compensation Committee of the Company (the “Compensation Committee”) increased Ms. Archbold’s annual base salary to $350,000 and target annual bonus (for which Ms. Archbold will be eligible based upon the achievement of performance targets established for the applicable year) to an amount equal to 50% of her base salary. Ms. Archbold will also be eligible to receive annual grants of equity-based incentive compensation with a target grant value of $350,000 per annum under the Company’s 2019 Stock Incentive Plan. Ms. Archbold will continue to be eligible to participate in the Company’s employee benefit programs offered to full-time employees.

There are no arrangements or understandings between Ms. Archbold and any other person pursuant to which she was appointed as Chief Accounting Officer. Ms. Archbold has no family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Promotion of Shaw Rietkerk to Chief Operating Officer

On March 13, 2023, the Company promoted Shaw Rietkerk to Chief Operating Officer of the Company.

Prior to the promotion, Mr. Rietkerk, age 48, served as the Company’s Chief Operating Officer – Centralized Operations since February 1, 2021. Prior to his appointment as Chief Operating Officer – Centralized Operations, Mr. Rietkerk served as the Company’s Chief Operating Officer since August 3, 2020 and the Company’s Chief Revenue Officer from November 8, 2019 until August 3, 2020. Mr. Rietkerk served as Executive Vice President of Revenue Cycle Management at Brightree prior to joining the Company in 2019, and has over two decades of healthcare service leadership experience, with an extensive background in revenue cycle management, operations, business process outsourcing, account management and process. Prior to joining Brightree in 2015, Mr. Rietkerk was Senior Vice President, Worldwide Operations at M*Modal, a leading healthcare technology provider of advanced clinical documentation solutions.

The Company entered into an offer letter with Mr. Rietkerk, effective as of February 26, 2020, that governed the terms of his employment as the Company’s Chief Operating Officer – Centralized Operations, which will remain in place. In connection with his promotion to Chief Operating Officer, the Compensation Committee increased Mr. Rietkerk’s target annual bonus (for which Mr. Rietkerk will be eligible based upon the achievement of performance targets established for the applicable year) to an amount equal to 100% of his base salary. Mr. Rietkerk will also be eligible to receive annual grants of equity-based incentive compensation with a target grant value of $800,000 per annum under the Company’s 2019 Stock Incentive Plan. Mr. Rietkerk will continue to be eligible to participate in the Company’s employee benefit programs offered to full-time employees.

There are no arrangements or understandings between Mr. Rietkerk and any other person pursuant to which he was appointed as Chief Operating Officer. Mr. Rietkerk has no family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transition of Daniel Bunting to Special Advisor to CEO

Daniel Bunting will transition from Chief Operating Officer – Field Operations of the Company to Special Advisor to CEO of the Company, effective as of March 13, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 14, 2023

AdaptHealth Corp.

By:	/s/ Jason Clemens
Name: Jason Clemens
Title: Chief Financial Officer